UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 1, 2005

COSINE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-30715	94-3280301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 S. Winchester Blvd., Suite 500 San Jose, California 95128
(Address of principal executive offices) (Zip Code)

(408) 236-7518
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 1, 2005, Cosine Communications, Inc. (the "Company") entered into a stockholders rights plan (the "Rights Plan") which provides for a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock, par value $0.0001 (the "Common Stock"). The dividend is payable on September 12, 2005 to the Company's stockholders of record at the close of business on that date (the "Record Date"). The terms of the rights and the rights plan are set forth in a Rights Agreement, dated as of September 1, 2005, by and between Cosine Communications, Inc. and Mellon Investor Services LLC, as rights agent.

The Company's Board of Directors adopted the Rights Plan to protect stockholder value by protecting the Company's stockholders from coercive takeover practices or takeover bids that are inconsistent with their best interests, and by protecting the Company's ability to carry forward its net operating losses (“NOLs”). The Company has experienced substantial operating losses in previous years. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, the Company may “carry forward” these losses in certain circumstances to offset current and future earnings and thus reduce its federal income tax liability, subject to certain requirement is and restrictions. The Company believes that it will be able to carry forward several million dollars of NOLs and that these NOLs constitute a substantial asset to the Company. If the Company experiences an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, its ability to use the NOLs could be substantially limited or lost altogether.

In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires 5% or more of the Company's outstanding Common Stock without the prior approval of its Board of Directors. Stockholders that own 5% or more of the Company's outstanding Common Stock as of the close of business on the Record Date may acquire up to an additional 1% of the Company's outstanding Common Stock without penalty so long as they maintain their ownership above the 5% level (such increase subject to downward adjustment by the Company's Board of Directors if it determines that such increase will endanger the availability of the Company's NOLs). In addition, the Company's Board of Directors may exempt any person or group that owns 5% or more if the Board of Directors determines that the person or group’s ownership will not endanger the availability of the Company's NOLs. A person or group that acquires a percentage of the Company's Common Stock in excess of the applicable threshold is called an “Acquiring Person.” Any rights held by an acquiring person are void and may not be exercised.

The Company's Board of Directors authorized the issuance of one Right per each share of the Company's Common Stock outstanding on the Record Date. If the Rights become exercisable, each Right would allow its holder to purchase from the Company one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $0.0001 (the "Preferred Stock"), for a purchase price of $3.00. Each fractional share of Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of the Company's Common Stock. Prior to exercise, however, a Right does not give its holder any dividend, voting or liquidation rights.

The Rights will not be exercisable until the earlier of: (i) 10 days after a public announcement by the Company that a person or group has become an Acquiring Person; and (ii) 10 business days (or a later date determined by the Company's Board or Directors) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.

The date that the Rights become exercisable is known as the “Distribution Date.” Until the Distribution Date, the Company's Common Stock certificates will also evidence the Rights and will contain a notation to that effect. Any transfer of shares of Common Stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights will separate from the Common Stock and be evidenced by Rights certificates, which the Company will mail to all holders of rights that have not become void.

After the Distribution Date, if a person or group already is or becomes an Acquiring Person, all holders of Rights, except the Acquiring Person, may exercise their rights upon payment of the purchase price to purchase shares of the Company's Common Stock (or other securities or assets as determined by the Company's Board of Directors) with a market value of two times the purchase price (a "Flip-In Event").

After the Distribution Date, if a Flip-In Event has already occurred and the Company is acquired in a merger or similar transaction, all holders of Rights except the Acquiring Person may exercise their Rights upon payment of the purchase price, to purchase shares of the acquiring corporation with a market value of two times the purchase price of the Rights (a "Flip-Over Event").

Rights may be exercised to purchase shares of the Company's Preferred Stock only after the Distribution Date occurs and prior to the occurrence of a Flip-In Event as described above. A Distribution Date resulting from the commencement of a tender offer or exchange offer described in (ii) above could precede the occurrence of a Flip-In Event, in which case the Rights could be exercised to purchase the Company's Preferred Stock. A Distribution Date resulting from any occurrence described in (i) above would necessarily follow the occurrence of a Flip-In Event, in which case the Rights could be exercised to purchase shares of Common Stock or other securities as described above.

The Rights will expire on September 1, 2007 unless earlier redeemed or exchanged.

The Company's Board of Directors may redeem all (but not less the an all) of the Rights for a redemption price of $0.01 per Right at any time before the later of the Distribution Date and the date of the first public announcement or disclosure by the Company that a person or group has become an Acquiring Person. Once the Rights are redeemed, the right to exercise Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price. The redemption price will be adjusted if the Company declares a stock split or issues a stock dividend on its Common Stock.

After the later of the Distribution Date and the date of the first public announcement by the Company that a person or group has become an Acquiring Person, but before an Acquiring Person owns 50% or more of the Company's outstanding Common Stock, the Company's Board of Directors may exchange each Right (other than Rights that have become void) for one share of Common Stock or an equivalent security.

The Company's Board of Directors may adjust the purchase price of the Preferred Stock, the number of shares of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the Preferred Stock or Common Stock. No adjustments to the purchase price of less than 1 % will be made.

Before the time the Rights cease to be redeemable, the Company's Board of Directors may amend or supplement the Rights Plan without the consent of the holders of the Rights, except that no amendment may decrease the redemption price below $0.01 per right. At any time thereafter, the Company's Board of Directors may amend or supplement the Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect any Rights holder and do not result in the Rights again becoming redeemable.

The description of the Rights Plan is qualified in its entirety by reference to the Rights Plan, a copy of which attached as Exhibit 4.2 to this Current Report and incorporated herein by reference.

Item 3.03 Material Modification of Rights to Security Holders

See description set forth under "Item 1.01 Entry into a Material Definitive Agreement," which is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On September 8, 2005, the Company filed a Certificate of Designation of Series A Junior Participating Preferred Stock with the Secretary of State of Delaware. See description set forth under "Item 1.01 Entry into a Material Definitive Agreement" for a more complete description of the rights and preferences of the Series A Junior Participating Preferred Stock. A copy of the Certificate of Designation of Series A Junior Participating Preferred Stock is attached as Exhibit 3.1 to this Current Report and incorporated herein by reference.

Item 8.01 Other Events

On September 8, 2005, the Company issued a press release announcing the adoption of the Rights Agreement and declaration of a dividend of the Rights. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on September 8, 2005.
4.1	Form of Rights Certificate.
4.2	Rights Agreement, dated as of September 1, 2005, by and between CoSine Communications, Inc. and Mellon Investor Services LLC.
99.1	Press Release, dated September 8, 2005, of CoSine Communications, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

September 8, 2005	By:	/s/ Terry Gibson
Terry Gibson,
Chief Executive Officer, Chief Financial Officer and Secretary (Principal Executive, Financial and Accounting Officer and Duly Authorized Officer)

INDEX TO EXHIBITS

Exhibit
No.	Description
3.1	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on September 8, 2005
4.1	Form of Rights Certificate
4.2	Rights Agreement, dated as of September 1, 2005, by and between CoSine Communications, Inc. and Mellon Investor Services LLC.
99.1	Press Release, dated September 8, 2005, of CoSine Communications, Inc.